Filed Pursuant to Rule 433 Registration No. 333-130214 Registration No. 333-130214-01 December 13, 2005

BNSF Funding Trust I

Fixed Rate/Floating Rate Trust Preferred Securities Due 2055

December 12, 2005

Terms and Conditions of the Issue

Issuer:	BNSF Funding Trust I

Guarantor:	Burlington Northern Santa Fe Corporation

Trust Assets:	Fixed Rate/ Floating Rate Junior Subordinated Notes

Ratings (Moody’s/ S&P):	Ba1/BBB (Moody’s/S&P)

Size:	$500,000,000

Maturity Date:	December 15, 2055

Interest for first 20 years:	Fixed Rate payable semi-annually on a 30/360 basis

Initial Coupon:	6.613%

Interest Years 20 to 50:	3M LIBOR + 235 bps

Public Offering Price:	100.00%

UST Spot (Price/Yield):	109-9+ / 4.738%

Spread to Benchmark:	T 30 + 187.5 bps

Yield to Maturity:	6.612%

Optional Redemption:	January 15, 2026

Trade Date:	December 12, 2005

Settlement Date (T+3):	December 15, 2005

Interest Payment Date:	January 15 and July 15

First Payment Date:	July 15, 2006

Make/Whole Redemption:	At any time prior to January 15, 2026 at the greater of par or T+35

Special Event Redemption:	At the greater of par or T+50

Clearing Systems:	DTC

Minimum Denominations:	1,000 x 1,000

Book Runners:	Merrill Lynch / Goldman Sachs

Registration:	SEC Registered

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800 248 3580.